Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 8,013,101,104.30	0.0001381	$ 1,106,609.26
Fees Previously Paid
	Total Transaction Valuation:	$ 8,013,101,104.30
	Total Fees Due for Filing:			$ 1,106,609.26
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,106,609.26
Offering Note
[1]	* Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 75,842,847 issued and outstanding common shares, nominal value EURO 0.09 per share (each, a "Common Share," and collectively, the "Common Shares"), in the capital of Merus N.V. ("Merus"), multiplied by the offer price of $97.00 per Common Share (the "Offer Consideration"); and (ii) the net Offer Consideration for 10,163,285 Common Shares subject to outstanding stock options ("Merus Options") with an exercise price per Common Share that is less than the Offer Consideration (which is calculated by multiplying the number of Common Shares underlying such Merus Options by $64.58, which amount corresponds to $97.00 minus the weighted average exercise price for such Merus Options of $32.42 per Common Share). The calculation of the filing fee is based on information provided by Merus as of October 14, 2025, a specified date within five business days prior to the date of this Tender Offer Statement on Schedule TO. ** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A